EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

A NASDAQ Listed Company: SGC

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-2642

Superior Uniform Group, through its Division, BAMKO, Announces the Acquisition of PublicIdentity, Inc.

SEMINOLE, FL – August 21, 2017 – Superior Uniform Group, Inc.® (“Superior”) (NASDAQ: SGC), today announced that its division, BAMKO, LLC, (“BAMKO”), acquired substantially all of the assets and assumed certain liabilities of PublicIdentity, Inc. (“Public Identity”) of Los Angeles, CA. The transaction closed effective as of August 21, 2017. Public Identity is a promotional products and branded merchandise agency that provides innovative, high quality merchandise and promotional products to corporate clients and universities across the country. Public Identity has established itself as an industry leader in the sales and marketing of collegiate licensed products.

The acquisition of Public Identity is expected to add a base of approximately $6.0 million in annual revenue and be accretive to Superior’s 2017 operating results, exclusive of acquisition related expenses. Public Identity will operate as a division of BAMKO.

“The acquisition of Public Identity by BAMKO results in a union that will make our combined entity a force to be reckoned with in the collegiate licensing space,” said Philip Koosed, President of BAMKO. “Over the years, Public Identity has held a well-earned reputation for its ability to provide high quality and innovative collegiate licensed products to college fans and consumers across the country. The opportunity to leverage Public Identity’s expertise and reputation in this space and support it with BAMKO’s award-winning creative, sales, programming, and fulfillment solutions was too great to pass up. We are incredibly eager to start working with the talented associates at Public Identity and providing an unmatched level of support and service to their customers. We are pleased to complete our first acquisition as a part of the Superior family and look forward to reporting on additional acquisitions in the future.”

“BAMKO is unlike any other company in the promotional products industry,” said Leland Felsenthal, Founder and President of Public Identity. “BAMKO’s capabilities in technology, global sourcing, creative, and fulfillment help to set them apart from the competitors in our space. We are very excited to introduce our customers to everything that working with BAMKO has to offer. The character and integrity of the BAMKO team, and their commitment to direct, safe, ethical, and environmentally responsible sourcing, is perfectly aligned with the company we’ve worked so hard to build at Public Identity.”

Felsenthal will remain with the business as the President of Public Identity, a division of BAMKO.

About BAMKO, LLC, a division of Superior Uniform Group, Inc.

BAMKO is a full-service retail merchandise sourcing and promotional products agency established in 1999. With offices in the United States, England, China, India, and Brazil, BAMKO is a 24-hour-a-day operation with a truly global reach currently serving many of the world's most successful brands. BAMKO works with its clients to provide a wide range of supply chain solutions, including world-class design, sourcing, production, product development, quality control, testing, logistics, and delivery of goods for clients across the globe. It is a division of Superior Uniform Group.

Superior Uniform Group (NASDAQ: SGC), established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Headquartered in Seminole, FL, Superior Uniform Group manages award-winning uniform apparel programs for major corporations nationwide. Leaders in innovative uniform program design, global manufacturing, and state-of-the-art distribution, Superior Uniform Group helps companies achieve a more professional appearance and better communicate their brands - particularly those in healthcare, private security, retail, hospitality, transportation and food service industries.

The company’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, support customers’ diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Superior Uniform Group sells its wide range of products through its signature brands Superior I.D.™, Fashion Seal Healthcare® and HPI Direct®. Superior Uniform Group is also the parent company for The Office Gurus®, which provides call center and BPO solutions to a variety of customers. All divisions of the company support one another to provide synergistic operational and cross selling opportunities.

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding revenues, results of operations, new markets, products, services, growth strategies, anticipated trends in the Company’s business and anticipated changes and developments in its industry. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. Risk factors that could cause actual results to differ materially from those expressed or implied in the Company’s forward-looking statements are discussed in its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this release is based only on information currently available to the Company and speaks only as of the date on which it is made. You should not rely on any such statement as representing our views in the future. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For more information, call 800-727-8643 or visit www.SuperiorUniformGroup.com or www.BAMKO.net.

Contact:

Andrew D. Demott, Jr.	OR	Hala Elsherbini
COO, CFO & Treasurer		Halliburton Investor Relations
(727) 803-7135		(972) 458-8000